CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated January 26, 2012, accompanying the financial statements of Long-Term Investment Grade Trust, Series 41 (included in Van Kampen Unit Trusts, Taxable Income Series 147) as of September 30, 2011, and for the period from October 28, 2008 (date of deposit) through September 30, 2009 and for each of the two years in the period ended September 30, 2011 and the financial highlights for the period from October 28, 2008 (date of deposit) through September 30, 2009 and for each of the two years in the period ended September 30, 2011, contained in this Post-Effective Amendment No. 3 to Form S-6 (File No. 333-152114) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
January 26, 2012